Trinad Capital, L.P.
153 East 53rd Street, 48th Floor
New York, NY 10022

September 23, 2005

Robert Ellin
Chief Executive Officer
U.S. Wireless Data, Inc.
53 East 53rd Street, 48th Floor
New York, NY 10022

Dear Mr. Ellin:

Trinad Capital, L.P. (“Trinad”) hereby agrees to loan U.S. Wireless Data, Inc. (the “Company”) up to a principal amount of $100,000 (the “Loan”) at any time and from time to time prior to the Company’s consummation of a Next Financing (as hereinafter defined). Trinad shall make advances to the Company in such amounts as the Company shall request from time to time. The Loan shall bear interest at a simple rate per annum equal to 1% (one percent) over the prime rate of interest as published from time to time in the Wall Street Journal (the “Prime Rate”). The entire outstanding principal amount of the Loan and any accrued interest thereon shall be due and payable by the Company upon, and not prior to, the consummation of a sale of securities (other than a sale of shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), to officers, directors or employees of, or consultants to, the Company in connection with their provision of services to the Company), to a third party or parties with proceeds to the Company of not less than $200,000 (a “Next Financing”).

Please acknowledge the Company’s acceptance of the terms of this letter agreement by signing where indicated below.

Sincerely,

Trinad Capital, L.P.

By: /s/ Jay Wolf
     Name: Jay Wolf
     Title: Managing Director of
     Trinad Advisors GP, LLC,
     General Partner of Trinad Capital L.P.

      Trinad Advisors GP, LLC

By: /s/ Jay Wolf
     Name: Jay Wolf
     Title: Managing Director

Acknowledged and agreed to:

U.S. Wireless Data, Inc.

By: /s/ Robert Ellin
     Name: Robert Ellin
     Title: Chairman and Chief Executive Officer